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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                                  CATUITY, INC
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  149481 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 149481 103                  13G                 PAGE ___  OF ___ PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
        LANCE DENIS O'CONNOR

--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        AUSTRALIA

--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
                                   774,844
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   0

     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
                                   774,844
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power
                                   0

    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        774,844

--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        9.8%

--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        IN

--------------------------------------------------------------------------------

Item 1.
           (a)  Name of Issuer: CATUITY, INC.

           (b) Address of Issuer's Principal Executive Offices: 2711 EAST JEFFERSON AVE., DETROIT, MICHIGAN 48207

Item 2.
           (a)  Name of Person Filing:  LANCE DENIS O'CONNOR

           (b) Address of Principal Residence: 8 KANGAROO POINT ROAD, KANGAROO POINT, NSW 2224 AUSTRALIA

           (c)  Citizenship:  AUSTRALIA

           (d)  Title of Class of Securities:  COMMON STOCK, $.001 PAR VALUE

           (e)  CUSIP Number:  149 481 10 3

ITEM 3.    If this statement is filed pursuant to ss.ss.240.13d-1(b) or
           240.13d-2(b) or (c), check whether the person filing is a:   N/A

           (a)  [   ]  Broker or dealer registered under section 15 of the Act
                       (15 U.S.C. 78o).

           (b)  [   ]  Bank as defined in section 3(a)(6) of the Act
                       (15 U.S.C. 78c).

           (c)  [   ]  Insurance company as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c).

           (d)  [   ]  Investment company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C 80a-8).

           (e)  [   ]  An investment adviser in accordance with
                       ss.240.13d-1(b)(1)(ii)(E);

           (f)  [   ]  An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

           (g)  [   ]  A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

           (h)  [   ]  A savings associations as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i)  [   ]  A church plan that is excluded from the definition of
                       an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j)  [   ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.    Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)  Amount beneficially owned:      774,844    .
                                            ---------------
           (b)  Percent of class:              9.8%               .
                                  --------------------------------
           (c)  Number of shares as to which the person has:

                (i)    Sole power to vote or to direct the vote     774,844         .
                                                                --------------------
                (ii)   Shared power to vote or to direct the vote          0          .
                                                                  --------------------
                (iii)  Sole power to dispose or to direct the disposition of
                          774,844           .
                       ---------------------
                (iv)   Shared power to dispose or to direct the disposition of     0          .
                                                                              ----------------

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d3(d)(1).

ITEM 5.    Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.


ITEM 6.    Ownership of More than Five Percent on Behalf of Another Person.


NOT APPLICABLE


ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

NOT APPLICABLE

ITEM 8.    Identification and Classification of Members of the Group



NOT APPLICABLE



ITEM 9.    Notice of Dissolution of Group

NOT APPLICABLE



ITEM 10.   Certification

                NOT APPLICABLE

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

             Date: February 14, 2001
          /s/ Lance Denis O'Connor
          ----------------------------
             LANCE DENIS O'CONNOR












The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS
           (SEE 18 U.S.C. 1001)